Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aspen Aerogels, Inc.:
We consent to the use of our report dated June 24, 2011, with respect to the consolidated balance sheets of Aspen Aerogels, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Boston, Massachusetts
September 1, 2011